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                                                                Exhibit 4(hhhhh)

                                     FORM OF
                                  AMENDMENT TO

                               JANUS ASPEN SERIES

                             SUB-ADVISORY AGREEMENT

                 JANUS ASPEN INTECH RISK-MANAGED CORE PORTFOLIO

     THIS AMENDMENT is made this 9th day of December, 2008, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus"), and INTECH INVESTMENT MANAGEMENT, LLC (formerly known as ENHANCED INVESTMENT TECHNOLOGIES, LLC), a Delaware limited liability company ("INTECH").

                                   WITNESSETH

     WHEREAS, Janus and INTECH are parties to a Sub-Advisory Agreement on behalf of Janus Aspen INTECH Risk-Managed Core Portfolio (the "Fund"), a series of Janus Aspen Series (the "Trust"), dated July 1, 2004, and amended January 1, 2006, May 1, 2006 and January 1, 2008 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, INTECH or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

     WHEREAS, Enhanced Investment Technologies, LLC has changed its name to INTECH Investment Management, LLC.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. All references to Enhanced Investment Technologies, LLC are deleted and replaced with INTECH Investment Management, LLC.

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the

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Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                               JANUS CAPITAL MANAGEMENT LLC


                                               By:
                                                   -----------------------------
                                               Name: Stephanie Grauerholz-Lofton
                                               Title: Vice President


                                               INTECH INVESTMENT MANAGEMENT, LLC


                                               By:
                                                   -----------------------------
                                               Name:
                                                     ---------------------------
                                               Title:
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